Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

Castrovilla Energy, Inc.

a wholly-owned subsidiary of Blue Earth Energy

Management Services, Inc.

as Buyer,

Blue Earth, Inc.

and

Humitech of Northern California, LLC

as Seller

Effective Date January 1, 2011

Section 1. SCHEDULES TO THE ASSET PURCHASE AGREEMENT AMONG

HUMITECH OF NORTHERN CALIFORNIA, LLC, CASTROVILLA ENERGY, INC.

AND BLUE EARTH, INC.

Schedule No.	Description

1(a)	The Inventory
1(b)	The Equipment and Machinery
1(c)	The Office Furniture and Fixtures
1(d)	The Automobiles, Trucks, Forklifts and Other Vehicles
1(f)	The Other Assets
1(i)	The Assumed Liabilities
4(a)	The Excluded Assets
7(a)	Exceptions to Title
7(c)	Legal Proceedings; Claims
7(d)	Material Agreements, Contracts, Commitments, Obligations and Understandings
7(e)	Court Orders and Decrees
7(g)	Governmental Licenses, Permits, Etc.
7(m)	The Seller’s Undisclosed Liabilities and Conditions
7(n)	Compliance with Laws
7(p)	Changes Outside of Ordinary Course
7(t)	Insurance
7(u)	Rights of Third Parties
12(p)	List of Agreements to be Assigned and Assumed

i

EXHIBITS TO THE ASSET PURCHASE AGREEMENT AMONG

HUMITECH OF NORTHERN CALIFORNIA, LLC, CASTROVILLA ENERGY, INC.

AND BLUE EARTH, INC.

Exhibit No.	Description

3(b)	Form of Lock-Up Agreement among the Buyer, BE and the Seller
3(c)	Form of Guaranty Agreement
3(d)	Form of Non-Competition Agreement
7(l)	The Seller’s Financial Statements

ii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) dated __________, 20__ (hereinafter referred to as the “Signing Date” or the “Signing”) by and among Humitech of Northern California, LLC,  a California limited liability company (the “Seller”), Castrovilla Energy, Inc., a California corporation (the “Buyer”) and Blue Earth, Inc. (“BE”), a Nevada corporation.

W I T N E S S E T H

WHEREAS, the Buyer is a wholly-owned subsidiary of  Blue Earth Energy Management Services Inc.;

WHEREAS, the Seller has been engaged in the business of providing refrigeration services to small business and commercial customers through energy efficiency programs (the “Business”), which Business shall cease as currently organized and be reconstituted as a new business of the Buyer;

WHEREAS, the Seller wishes to sell and the Buyer wishes to purchase certain tangible and intangible assets associated with the Business (the “Assets”);

WHEREAS, the Buyer is willing to assume certain liabilities of Seller and the Seller is willing to transfer such liabilities.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, representations, warranties and mutual covenants appearing in this Agreement, the parties hereto hereby agree as follows:

Section 1.                      Sale and Purchase of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined) effective as of January 1, 2011 (the  “Closing Date” or the  “Effective Date”), the Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire, accept and take possession of all of the Seller’s right, title and interest in and to the following assets of the Seller described below (all of which are hereinafter sometimes referred to as the “Assets,” which shall be defined as those assets set forth in Sections 1(a) through 1(p) as of December 31, 2010:

(a)           The Seller’s inventory, which relates to the Business (the “Inventory”), as set forth on Schedule 1(a) attached hereto.

(b)           The Seller’s equipment and machinery, including repair parts, tools and miscellaneous property, which relate to the Business, as set forth on Schedule 1(b) attached hereto.

(c)           The Seller’s office furniture and fixtures, which relate to the Business, as set forth on Schedule 1(c) attached hereto.

(d)           The Seller’s automobiles, trucks, forklifts and other vehicles, which relate to the Business, as set forth on Schedule 1(d) attached hereto.

(e)           The Assets set forth in subsections (b) through (d) above are sometimes referred to herein as the “Fixed Assets.”

(f)           The Seller’s other assets, which relate to the business, including software and other technology, as set forth on Schedule 1(f) attached hereto (the “Other Assets”).

(g)           The Seller’s goodwill.

(h)           The Assets set forth in subsection (g), along with the noncompetition agreements described in Section 3(d) hereof, are sometimes referred to herein as the “Intangible Assets.”

(i)           The Assets shall be conveyed free and clear of all liabilities, obligations, liens, security interests and encumbrances of any character whatsoever, excepting only those liabilities and obligations, if any, which are expressly to be assumed by the Buyer hereunder (the “Assumed Liabilities”), as set forth on Schedule 1(i) attached hereto.

Except for the Assumed Liabilities, if any, the Buyer shall not assume nor be responsible for any liabilities or obligations which relate in any way to the operation of the Business prior to the Effective Date.

Section 2.                      Purchase Price.  In full consideration for the sale, transfer, conveyance, assignment and delivery of the Assets by the Seller to the Buyer and in reliance upon the representations and warranties made herein by the Seller and for other consideration set forth herein, the Buyer hereby agrees to pay to the Seller at the Closing (as hereinafter defined) a purchase price (the “Purchase Price”) of SIX HUNDRED THOUSAND ($600,000.00) DOLLARS together with the Buyer’s assumption of the Seller’s liabilities pursuant to Section 1(i) of this Agreement.  The Purchase Price shall be payable at the Closing as described in Section 3 below.

Section 3.                      Description of Components of Purchase Price and Other Payments.

(a)           Payment of Purchase Price to the Seller at Closing.  Upon the completion by the parties of their respective closing conditions under this Agreement (unless waived in writing by the parties hereto), the Buyer shall pay to the Seller the Purchase Price, payable in cash and stock as described below, in exchange for delivery of the Assets at the Closing.

(i)           ONE HUNDRED FIFTY THOUSAND AND 00/100 ($150,000.00) DOLLARS in immediately available funds by Fedwire or other method reasonably acceptable to Seller and in accordance with mutually agreed to instructions payable  $100,000 to Daniela Turner and $50,000 to John Pink as designees for payment to the Seller.

(ii)           FOUR HUNDRED FIFTY THOUSAND AND 00/100 ($450,000.00) DOLLARS, payable in an aggregate of 267,857 newly issued shares of newly issued restricted common stock of BE (the “BE Shares”), which at the time the terms were agreed to was valued at $1.68 per share, equal to the average closing price of BE common stock from September 1-23, 2010, when the terms of the transaction were agreed to.

(b)           Lock-Up of BE Shares.

(i)           The resale of the BE Shares shall be pursuant to the terms of a Lock-Up Agreement (the “Lock-Up”) among the Seller, the Seller’s shareholders (the “Shareholders”), the Buyer, and BE in the form of Exhibit 3(b) attached hereto, according to the following schedule: during the period beginning on the Closing Date and ending six (6) months thereafter (the “No-Sale Period”) the Shareholders may sell zero (0) BE shares; thereafter, subject to the terms and conditions of Rule 144 under the Securities Act of 1933, as amended (the “Act”), the Shareholders may sell up to an aggregate of 2,461 BE Shares per trading day, for the two-year period ending two and one-half years from the Closing Date, until all the BE Shares received hereunder have been sold.  The maximum 2,461 BE shares per trading day also includes all shares owned by the Shareholders pursuant to a Stock Purchase Agreement entered the date hereof between Buyer and Castrovilla, Inc.  All sales of BE Shares shall be by means of “in-the-market” transactions.  “In-the-market” shall mean a sale made in the OTC Bulletin Board, OTC Markets or any national securities exchange through customary trading channels.  Notwithstanding the foregoing, the Shareholders shall be permitted to transfer the BE Shares to family members for estate planning purposes, provided that each of the Shareholders executes a Lock Up Agreement in the form of the Lock-Up Agreement attached hereto as Exhibit 3(b).

(ii)           The Buyer reserves the right to waive the lock-up limitations and/or resale limitations set forth in the Lock-Up Agreement, in whole or in part.

(iii)           Seller shall forward to the Buyer all customary documentation reflecting any sale of BE Shares within ten (10) business days of receipt by Seller.

(iv)           Any violation of the Lock-Up shall constitute an event of default under this Agreement and all net proceeds above $1.68 per share shall be paid to Buyer in accordance with Section 1(c) of the Lock-Up.

(c)           Guaranty. The Buyer shall guarantee to Sellers and the Shareholders pursuant to the terms of a Guaranty Agreement in the form of Exhibit 3(c) attached hereto, a net sales price of $1.68 per share which is the agreed upon share Purchase Price, provided the Shareholders are in compliance with the terms and conditions of the Lock-up Agreement described in subsection (b)(i) above.  The Shareholders and the Buyer will share equally the profits, if any, from the sale of shares above a net of $3.36 per share during the Lock-up Period.  Any deficit from sales below $1.68 per share and/or profits from sales above $3.36 per share shall be paid (i) 50% in cash, and (ii) the remaining 50% in either cash, shares of Common Stock of the Buyer (at their then current fair market value), or any combination thereof, at the sole discretion of the party making the payment.

In the event that Seller’s net income during the Lock-up Period is below agreed to budgeted amounts of $722,000 net income per year in each of the fiscal years ending December 31, 2011, 2012 and 2013, the $1.68 per share guaranteed price shall be decreased by the same percentage that net income is below the projected $722,000 per year, as more fully described in Exhibit 3(c) attached hereto.

(d)           Non-Competition Agreements.  The Seller, John Pink and Adam Sweeney shall each enter into  a Non-Competition Agreement with the Buyer in the form annexed hereto as Exhibit 3(d).

(e)           Effective Date of the Sale.  The parties hereto agree that the purchase and sale of the Assets and the assumption of the Assumed Liabilities shall be accounted for as if such transactions had occurred prior to the opening of business on January 1, 2011 (the “Effective Date”) regardless of when the Closing in fact occurs.  The Buyer shall realize any operating profit or loss from the operation of the business of the Seller after the Effective Date.  Accordingly, the Seller agrees to consult the Buyer on any material issues or contracts which relate to a period of time beyond the Effective Date.  Furthermore, the Seller agrees not to enter into any new capital obligations or capital expenditures which relate to the Business commencing on the Signing Date and prior to the Closing Date.

(f)           Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Securities and Exchange Commission (the “Commission”) which may at any time permit the sale of the BE Shares to the public without registration, BE agrees to:

(i)           Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act of 1933 (the “Securities Act”), at all times after the No-Sale Period;

(ii)           Use reasonable, diligent efforts to file with the Commission in a timely manner all reports and other documents required of BE under the Securities Act and the Securities and Exchange Act of 1934 (the “Exchange Act”); and

(iii)           So long as the Seller or its assignee owns any BE shares, to furnish to the Seller forthwith upon request a written statement by BE as to its compliance with the reporting requirements of said Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of BE, and such other reports and documents of BE as the Seller may reasonably request in availing itself of any rule or regulation of the Commission allowing a holder of restricted securities to sell any such securities without registration.

Section 4.                      Excluded Assets.

(a)           The Seller shall retain ownership of all of the assets of the Business, except for those assets transferred to the Buyer pursuant to this Agreement, including, but not limited to, the corporate records (but not the business records) of the Business, and those assets not specifically listed on schedules  set forth in Section 1 above (the “Excluded Assets”).

(b)           BE and Buyer shall allow Seller and its representatives and professional advisers access to all business records of the Business that relate to conduct of the Business prior to Closing.  Such access shall be related to a bona fide business interest of Seller, and shall be conducted during normal business hours following forty-eight (48) hour advance notice of the need to review such records.  Seller may also make and retain copies of any such business records it determines appropriate either before or after Closing.

Section 5.                      Non-Assumption of Liabilities.  It is understood and agreed by the parties hereto that the Assets will be sold, conveyed, transferred and assigned to the Buyer at the Closing free and clear of all liens, charges and encumbrances whatsoever, and it is further understood and agreed by the parties hereto that the Buyer does not assume, accept or undertake any obligations, commitments, duties, debts or liabilities of any kind whatsoever (the “Obligations”), except for the Assumed Liabilities assumed by the Buyer pursuant to this Agreement as listed in Schedule 1(i) attached hereto.

Section 6.                      Signing and Closing.  The Signing Date shall take place on December 29, 2010.  The closing of the sale and purchase of the Assets provided for in Sections 1 and 2 of this Agreement (the “Closing”) shall take place at the offices of  Humitech on the 3rd day of January, 2011, or such other time and place as the parties may agree.  The day on which the Closing occurs is sometimes hereinafter referred to as the “Closing Date.”

Section 7.                      Representations and Warranties of the Seller.  The Seller warrants and represents to the Buyer and BE as follows:

(a)           Title.  Except as set forth in Schedule 7(a) of this Agreement, the Seller owns, and at the Closing shall have, good, valid and marketable title to the Assets and full right to transfer title to the Assets free and clear of all liens, mortgages, charges, liabilities, claims, security interests or encumbrances of every type whatsoever, except the Assumed Liabilities, statutory liens and liabilities created by Buyer.

Except as set forth in Schedule 7(a) of this Agreement, the sale, conveyance, transfer and delivery of the Assets by the Seller to the Buyer pursuant to this Agreement will transfer full legal and equitable right, title and interest in the Assets to the Buyer, free and clear of all liens, mortgages, charges, claims, liabilities, security interests and encumbrances of any nature whatsoever, except the Assumed Liabilities, statutory liens and liabilities created by Buyer.

(b)           Capacity; Organization; Existence.  The Seller has full capacity to enter into and perform under this Agreement, and all other agreements to be entered into in connection with the transactions contemplated hereby (the “Other Agreements”) and to consummate such transactions; and no other consent or joinder of any other persons or corporations is required.  This Agreement has been, and each of the Other Agreements executed by the Seller hereunder will at the Closing, be duly authorized, executed and delivered by the Seller.  This Agreement constitutes, and each of the Other Agreements executed by the Seller will constitute, the legal, valid and binding obligations of the Seller enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally or by general equitable principles.  The Seller is duly organized and validly existing under the laws of the State of California.  The Seller has full power and authority to conduct its business as it is now being conducted and is duly qualified to do business in each jurisdiction where the nature of the property owned or leased, or the nature of the business conducted by the Seller requires such qualification.  The Seller has all necessary licenses and authority to operate its business as now being conducted in the State of California.

(c)           Legal Proceedings; Claims.  Except as set forth in Schedule 7(c) of this Agreement, the Seller is not a party to any pending litigation, arbitration or administrative proceeding or investigation, with respect to or relating to the Assets or the Business and, to the Seller’s knowledge and belief, no litigation, arbitration or administrative proceeding or investigation that would have a material adverse effect on the Assets or the Business is threatened.  Except as set forth in Schedule 7(c) of this Agreement, there are no warranties or other claims pending relating to any products sold by the Seller.

(d)           Description of Material Contracts.  Schedule 7(d) contains a complete and correct list as of the date hereof of all material agreements, contracts and commitments, obligations and understandings which are not set forth in any other Schedule delivered hereunder, of the following types, written or oral (the “Material Agreements”) which relate to the Business and to which the Seller is a party or by which it or any of its properties are bound, as of the date hereof:

Security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; stock option, pension, retirement, deferred compensation, hospitalization and other life, health or disability insurance, holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount, policy manuals, or other plans, agreements, trusts, funds or arrangements for the benefit of employees (whether or not legally binding); and (ii) purchase contracts or other contracts.  All of the Material Agreements constitute valid and legally binding obligations of the parties thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally or by general equitable principles, are in full force and effect and, except as otherwise specified in Schedule 7(d), are validly assignable to the Buyer without the consent of any party so that, after the assignment thereof to the Buyer pursuant hereto, the Buyer will be entitled to the full benefits thereof.  There is not under any Material Agreement any existing default by Seller, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights under any Material Agreement.  The Seller has not received any written notice of termination of any Material Agreement.  True and complete copies of all of the Material Agreements have been made available to the Buyer.

(e)           Court Orders and Decrees.  Except as set forth on Schedule 7(e), the officers of the Seller have not received written notice that there is outstanding, pending, or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting the Assets.

(f)           Approvals and Authorizations.  The Seller has obtained all necessary consents, approvals or authorizations in connection with the transactions contemplated hereby that are required by law in order to make this Agreement binding upon the Seller, except for those consents, approvals or authorizations which individually or in the aggregate would not have a materially adverse effect on the Assets or the Business.

(g)           Governmental Licenses.  Schedule 7(g) attached hereto contains a correct and complete list of all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are required in connection with the Seller’s execution, delivery or performance of this Agreement, all of which have been obtained and are in full force and effect.  The Seller has not received any written notice of any violation with respect to any such consent, permit, license or other regulatory order that remain unabated.  Except as set forth on Schedule 7(j), the Seller is in material compliance with all Laws and Environmental Laws material to the Business, its properties or operation as presently conducted.

(h)           Hazardous Material and Nuisance.  Except as disclosed on Schedule 7(k) attached hereto, to Seller’s knowledge there are no claims pending or threatened against the Seller relating to the Business and/or the Assets, for, with respect to, or as direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, or emission discharging, from the real property of the Seller of any “Hazardous Material,” including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, reasonable fees of counsel or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liabilities Act (“CERCLA”), any so-called “Super Fund” or “Super Lien” law or any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order or decree now or at any time hereafter in effect, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material.

(i)           Employee Benefit Plans.  Except as disclosed on Schedule 7(1) attached hereto, there is not now nor, since the Seller has owned the Business, has there ever been any “Employee Benefit Plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or any other profit sharing, deferred compensation, bonus, stock option, stock purchase, pension or other compensation plan, or any other plan or arrangement to benefit employees maintained or contributed to by the Seller or any person, firm or corporation (an “Affiliate”) which are members of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code, except that 50% will be substituted for 80% in Section 1563(a) of the Code) with the Seller and in which any of the employees of the Seller or any Affiliate participates or is eligible to participate.  No funding deficiency exists or has existed with respect to any Employee Benefit Plan covering any present or former employee of the Seller or any Affiliate which may cause or result in a lien upon any of the Assets.

(j)           Absence of Certain Business Practices.  Neither the Seller, nor to its knowledge, any of its officers, employees or agents acting on its behalf, nor any other person acting on its behalf, has, directly or indirectly, within the past three (3) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist the Seller in connection with any actual or proposed transaction) that (i) might subject the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) if not given in the past would have had a materially adverse effect on the assets, business or operation of the Business and if not continued in the future, would adversely affect the Assets, the Business or its operations or prospects.

(k)           Brokers.  The Seller has not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in an obligation of the Buyer or BE to pay any finder’s fee, brokerage commission, or similar payment in connection with the transactions contemplated by this Agreement.

(l)           Financial Statements.   The Seller has delivered to the Buyer during the process of the Buyer’s due diligence investigation copies of all financial statements requested by the Buyer (hereinafter collectively called the “Financial Statements”) and which are attached hereto as Exhibit 7(l).  The Financial Statements were prepared by management of the Sellers in the ordinary course of business and reviewed by  Gordon Jones for periods through and including the period ended December 10, 2010 (the “Balance Sheet Date”) and are materially complete and correct as shown on and as prepared from the books and records of the Seller and fairly present the financial condition of the Seller as at their respective dates and the results of the Seller’s operations for the periods covered thereby, and are true and correct statements in all material respects of the financial condition of the Seller at such Balance Sheet Date, and do not include or omit to state any fact which renders such Financial Statements materially false or misleading.  The Financial Statements of the Business as of and for the period ended December 31, 2010, will reflect the consistent application of accounting principles throughout the periods involved, but do not contain footnotes and may not be prepared in accordance with generally accepted accounting principles (“GAAP”), and might be regarded as misleading in the absence of the explanations usually included in such footnotes.

(m)           Absence of Undisclosed Liabilities and Conditions.  Except as and to the extent reflected or reserved against on the face of the Financial Statements, and subject to the representations set forth in (l) above or as set forth on Schedule 7(m) attached hereto, as of the Closing Date, the Business had no debts, liabilities or obligations (whether due or to become due, absolute, accrued, contingent or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Business’ income, or its period prior to the Closing or any other debts, liabilities or obligations relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the Closing Date, whether or not then known, due or payable.  The Financial Statements do not include any assets or liabilities of any entity other than the Seller nor any expense of any entity other than the Seller.  The Seller has no knowledge of any currently existing facts that materially adversely affect the Assets.

(n)           Compliance With Laws.  Except as disclosed on Schedule 7(q), to Seller’s knowledge the operations and activities of the Business concerning the Assets have previously and continue to comply in all respects with all applicable Federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions (collectively, the “Laws”), as in effect on or before the date of this Agreement, including, without limitation, all rules and regulations of the Occupational Safety and Health Administration.  Neither the ownership nor use of the Assets nor the conduct of the Business as presently conducted conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of the Seller’s Certificate of Incorporation or By-laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding (hereinafter collectively referred to as “Liens”), or Laws to which the Seller is a party or by which it or the Assets may be bound or affected.  The Seller has not received any written notice or communication from any third party asserting a failure to comply with any Laws, nor has the Seller received any written notice that any authority or third party intends to seek enforcement against it to compel compliance with any such Laws.

(o)           Taxes.  As of the Closing Date, all taxes, including, without limitation, income, property, sales, use, franchise, added value, employees’ income withholding and social security taxes, imposed by any governmental entity whatsoever, which are due or payable by the Seller in connection with the Business, and all interest and penalties thereon, have been paid in full, all tax returns required to be filed in connection therewith have been timely filed and all deposits required by law to be made by the Seller with respect to employee’s withholding taxes have been duly made.  The Seller has not been delinquent in the payment of any tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, proposed or assessed against it.  Except for amounts accrued, but not payable as of the Effective Date, (i) the Seller is not liable for the payment of any taxes relating to the Assets or the operation of the Business, and (ii) the Buyer shall have no liability for any taxes related to the ownership or operation of the Assets or the Business prior to the Effective Date.  The Seller does not know of any tax deficiency or claim outstanding, proposed, or assessed against it with respect to any taxes, including, without limitation, income, property, sales, use, franchise, valued-added, employees’ income withholding, and social security taxes imposed by the United States or by an foreign country or by any state, municipality, subdivision, or instrumentality of the United States or of any foreign country, or by any other taxing authority that could have a material effect on the Buyer, the Assets, or the Business, or result in the imposition of a tax lien upon any of the Assets.

(p)           Absence of Changes or Events.  Without limiting the foregoing, since the Balance Sheet Date and through the Signing Date, there has been no material adverse change in the Business.  Except as set forth in Schedule 7(p) attached hereto, since the Balance Sheet Date, the Seller has conducted its business only in the ordinary course and has not:

(i)           Incurred any obligation or liability, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with its prior practice, none of which liabilities materially and adversely affects the Assets or the Business;

(ii)           Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction on any of the Assets;

(iii)           Except for the sale of Inventory, in the ordinary course of business, sold, transferred, leased to others or otherwise disposed of any of the Assets;

(iv)           Received any notice of termination of any agreement or suffered any damage, destruction or loss which has had or, with the passage of time, could have a materially adverse effect on the Assets or the Business;

(v)           Made any change in its pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

(vi)           Suffered any change, event or condition which, has had or may have a materially adverse effect on the Assets, the Business or the operations or prospects thereof,

(vii)           Entered into any transaction, contract or commitment other than in the ordinary course of business which had a material adverse effect on the Assets or the Business; or

(viii)           Instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Seller, the Assets or the Business.

(q)           Accounts Receivable; Inventory.

(i)           The Accounts Receivable of the Seller are valid subsisting claims for the aggregate amounts thereof reflected in the Financial Statements net of the reserves or allowances for doubtful receivables reflected in the Financial Statements or thereafter in the Seller’s books and records uniformly maintained in accordance with the Financial Statements, accounted for in accordance with generally accepted accounting principles, and the Seller knows of no reason that would make such Accounts Receivable, taken as a whole, not collectible.

(ii)           The Inventory of the Seller (a) has been purchased in the ordinary course of business, (b) has been fully paid for unless otherwise reflected in the Financial Statements, (c) is marketable or adequate provision for obsolescence has been provided, and (d) the Seller knows no reason that would make such Inventory, taken as a whole, not marketable.

(r)           Labor Relations.  The Seller, in connection with the Business, is not (i) a party to any collective bargaining agreement relating to any of its employees and its employees have not recognized, are not required to recognize, and have not received a demand for recognition by, any collective bargaining representative, (ii) a party to any contract with and has no liability to any of its employees, agents, consultants, officers, sales representatives, distributors or dealers that is not cancelable by the Seller without penalty on not more than thirty (30) days’ notice, except as set forth on Schedule 7(r) attached hereto, (iii) subject to any strike or work stoppage in effect or threatened against the Business nor has any strike or work stoppage been authorized by any order, writ, injunction or decree of any court or federal, state, municipal or other governmental agency or instrumentality.

(s)           Books and Records.  The books and records of the Seller are, in all material respects, complete and correct and have been maintained in accordance with standard business practice.

(t)           Insurance.  Schedule 7(t) contains a correct and complete description of all policies of insurance by or on behalf of the Seller in which the Seller is named as an insured party, beneficiary or loss payable payee.  The Seller has at all times prior to the date hereof maintained and will at all times prior to the Closing Date maintain such insurance coverage.  There is no default notice of cancellation or non-renewal with respect to any material provision contained in any such policy.  Schedule 7(x) contains a correct and complete description of all outstanding insurance claims in excess of $5,000 made by or against the Seller for damage to or loss of property or income which have been referred to insurers or which the Seller believes to be covered by commercial insurance within the five years preceding the Effective Date.

(u)           Rights of Third Parties.  Other than as disclosed in Schedule 7(y), or specifically provided for in this Agreement, the Seller has not entered into any leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in any real or personal property of the Seller, and no person or other corporation has any right to possession, use or occupancy of any of the property of the Seller.

(v)           Relationships with Vendors and Customers.  The Seller has no knowledge of any present conditions or state of facts or circumstances which would materially adversely affect the Business after the Closing Date.  To Seller’s knowledge its relationships with its customers, clients and vendors are satisfactory.  The Seller has no knowledge of any material outstanding claims of any of its customers or clients presently outstanding, pending or threatened against them.  The Seller has no knowledge of any present condition or state of facts or circumstances which would prevent the Business from being carried on by the Buyer after the Closing Date in essentially the same manner as it is presently being carried on.

(w)           Schedules.  The Seller has delivered to the Buyer complete and correct Schedules, in form and substance reasonably acceptable to the Buyer, as of the Signing Date, and complete and correct copies of the documents and other material from which such schedules were compiled.

(x)           Accuracy.  No representation, warranty, covenant or statement by the Seller in this Agreement, the Schedules attached hereto and the certificates or other documents furnished or to be furnished to the Buyer pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not false or materially misleading.

Section 8.                      Representations and Warranties of the Buyer and BE.  Each of the Buyer and BE, jointly and severally, warrants and represents to the Seller as follows:

(a)           Capacity.  The Buyer and BE have full right, power and capacity to execute, deliver and perform their respective obligations under this Agreement and the other documents required to be executed by the Buyer or BE in connection herewith and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, constitute a breach of any term or provision of the certificate of incorporation or by-laws of the Buyer or BE or constitute a default under any material law, rule, regulation, indenture, instrument, mortgage, deed of trust, or other agreement or instrument to which the Buyer or BE is a party or by which they are bound.

(b)           Organization.

(i)           The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of  California, and is a wholly-owned subsidiary of Blue Earth Energy Management Services, Inc.  The Buyer has the corporate power and authority to carry on its business as now conducted and as will be conducted as supplemented by the Business, and to own, lease or operate the properties and assets now used by it in connection therewith and the Assets.

(ii)           BE is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and BE has corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith.  BE is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary.  All of the BE Shares are validly issued, fully paid and nonassessable.

(c)           Consents and Approvals.  No governmental license, permit or authorization, and no registration or filing with any court, governmental authority or regulatory agency, is required in connection with the Buyer’s and BE’s execution, delivery or performance of this Agreement.

The Buyer and BE each shall execute, deliver and perform its obligations under this Agreement and no consent or other approval or any other party is required to be obtained by the Buyer or BE in connection with the transactions contemplated hereby.

(d)           Legal Proceedings.  Neither BE nor the Buyer is a party to or affected by any pending litigation, arbitration or any governmental proceeding or investigation that would in any manner affect its entering into this Agreement or performing the transactions contemplated hereby or that might result in any material and adverse change in the financial condition, business or properties of the Buyer or BE and to the best of their respective knowledge no such litigation, arbitration, proceeding or investigation is threatened.

(e)           Accuracy.  No representation, warranty, covenant or statement by the Buyer or BE in this Agreement, any Exhibit attached hereto, the Schedules attached hereto and the certificates or other documents furnished or to be furnished to the Sellers pursuant hereto (including the Schedules, if any, provided for in this Section 8 and Exhibits thereto), contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not false or materially misleading.

(f)           Binding Obligation.  This Agreement, and any other agreement required to be delivered by the Buyer or BE pursuant to this Agreement, has been duly executed and delivered by the Buyer and BE and constitutes the legal, valid and binding obligation of the Buyer and BE, enforceable against the Buyer and BE in accordance with its terms, except to the extent that such enforceability may be limited by general principles of equity or bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.  All action of the Board of Directors of the Buyer and BE and all other corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly taken.

(g)           Brokers; Finders.  No agent, broker, investment banker, person or firm acting on behalf of the Buyer or BE or any firm or corporation affiliated with the Buyer or BE or under their authority is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from the Seller or any person or entity affiliated with the Seller in connection with any of the transactions contemplated hereby.

Section 9.                      Survival of Representations and Warranties.  All representations and warranties made by the Seller or the Buyer and BE in this Agreement, including, without limitation, all representations and warranties made in any Exhibit or Schedule hereto or certificate delivered hereunder, shall survive the Closing until and through the first anniversary of the Closing Date (the “Survival Date”) provided, however, that all representations and warranties made by the Seller in Sections 7(h), 7(i), 7(n) and 7(o) hereof shall survive the Closing until and through one (1) month after the expiration of the applicable statute of limitations (the “Extended Survival Date”).

Section 10.                      Covenants of the Seller.  The Seller hereby covenants and agrees:

(a)           Further Assurances.  The Seller hereby agrees that from time to time at the reasonable request of the Buyer or BE, and without further consideration, to execute and deliver such additional instruments and to take such other action as the Buyer or BE may reasonably require to convey, assign, transfer and deliver the Assets and otherwise to carry out the terms of this Agreement.

(b)           Access to Information; Confidentiality.

(i)           Subsequent to the date hereof and prior to the Closing Date, the Seller will continue to give to the Buyer, BE, their counsel, accountants, and other representatives, full and free access to all properties, books, contracts, commitments and records of the Seller relating to the Assets so that the Buyer and BE may have full opportunity to make such investigation as they shall desire.  Buyer and BE covenant and agree to notify Seller of any misrepresentation or breach of warranty of which either becomes aware as a result of any such investigation.

(ii)           From and after the date of this Agreement until the Closing or the termination of this Agreement, the Seller and its representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed to Seller in the course of its negotiations and the Buyer’s and BE’s due diligence review and will in no event use any such confidential information for any purpose other than for the evaluation of the transactions contemplated herein and in the event of termination of this Agreement will destroy all copies of documentation that BE or Buyer may have delivered to Seller and will not use any confidential information from the Buyer or BE for its own benefit.

(c)           Closing Documents.  The Seller shall execute and deliver all instruments and documents required under Section 12 as a condition precedent to the Closing hereof and take all action required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

(d)           Conduct of Business.  From the date of this Agreement to the Closing Date, except as expressly disclosed in the Schedules to this Agreement, the Seller shall conduct its operations as engaged in at the date of this Agreement according to its ordinary course of business, shall maintain its records and books of account in a manner that fairly and currently reflects its financial condition and results of operations and shall not engage in any transactions other than as contemplated by this Agreement.

Section 11.                      Covenants of the Buyer and BE.  The Buyer and BE hereby covenant and warrant as follows:

(a)           Noninterference.  The Buyer and BE shall not take or omit to take any action that (i) if taken or omitted on or before the date of this Agreement, would make untrue any of the representations and warranties contained in Section 8 of this Agreement, or (ii) would interfere with the Buyer’s or BE’s ability to perform or would prevent performance of any of its obligations under this Agreement or any of the other agreements or instruments provided for herein.

(b)           Closing Documents.  The Buyer and BE shall execute and deliver all instruments and documents required under Section 15 as a condition precedent to the Closing hereof and take all action required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

(c)           Confidentiality.  From and after the date of this Agreement until the Closing or the termination of this Agreement, the Buyer and BE and their respective employees and representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed to either of them in the course of their negotiations and the Buyer’s and BE’s due diligence review of Seller and will in no event use any such confidential information for any purpose other than for the evaluation of the transactions contemplated herein and in the event of termination of this Agreement will destroy all copies of documentation which Seller may have delivered to BE or Buyer and will not use any confidential information from the Seller for their own benefit.

Section 12.                      Conditions Precedent to the Buyer’s and BE’s Obligations.  The obligations of the Buyer and BE under this Agreement are subject to the following conditions (any of which may be waived in writing in whole or in part by the Buyer or BE):

(a)           There shall not have been any breach of the representations, warranties, covenants and agreements of the Seller contained in this Agreement or the Schedules hereto and all such representations and warranties shall be true at all times on or before the Closing as if given at such times, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

(b)           The Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.  All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to the Buyer.

(c)           The Buyer shall have received a certificate dated the date of the Closing and signed by the Seller, certifying that the conditions specified in subsections (a) and (b) above have been fulfilled.

(d)           The Buyer shall have received a certificate dated the date of the Closing and signed by the Seller, certifying that there has been no material adverse change in the Assets since the Signing Date and the Seller has operated the Business in the ordinary course.

(e)           The Seller shall have obtained and delivered to the Buyer any required consents or approvals of any other third parties whose consent is required to the transactions contemplated hereunder.

(f)           The Buyer shall have received a bill of sale or bills of sale and documentation and such other good and sufficient instruments of transfer and conveyance as, in the reasonable opinion of counsel to the Buyer, shall be effective to vest in the Buyer good and valid title to the Assets, as herein provided.

(g)           The Buyer shall have received originals or certified copies, reasonably satisfactory in form and substance to the Buyer, of all such corporate documents of the Seller as the Buyer shall reasonably require, including without limitation the following:

(i)           the Articles of Formation of the Seller and all amendments thereto and restatements thereof certified as of a recent date by the Secretary of State of the State of

(ii)           the Operating Agreement of the Seller and all amendments thereto and restatements thereof certified as of the Closing Date by an officer of the Seller;

(iii)           certificate of existence of the Secretary of State of the State of California certifying as of a recent date that the Seller exists and is in good standing under the laws of its state of formation;

(h)           The Buyer shall have received certified resolutions of the Seller’s Managing Member authorizing the transactions contemplated by this Agreement.

(i)           The Seller, John Pink and Adam Sweeney each shall enter in a Non-Competition Agreement with the Buyer in the form annexed hereto as Exhibit 3(c).

(j)           John Pink shall have been elected to the Board of Directors of Buyer to serve for at least one year and until his successor is elected and qualifies.

(k)           The Buyer shall have received assumption and assignment agreements for each agreement requiring such agreement to be executed in order to be assigned and such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance satisfactory to Buyer, as shall be effective to vest in the Buyer good and marketable title to the Assets to put the Buyer in actual possession and operating control thereof and to assist the Buyer in exercising all rights with respect thereto as set forth on Schedule 12.l attached hereto.

(l)           Since the Balance Sheet Date and through the Closing Date, there shall not have occurred any material change in the Assets or the condition (financial or otherwise) of the Business, its properties or prospects.

(m)           The Buyer shall have received all documents required to be delivered to the Buyer under any other provision of this Agreement.

(n)           The Buyer shall have received a Certificate of Incumbency identifying the officers and Managers of the Seller immediately before Closing.

(o)           All applicable federal, foreign, state or local filing and licensing requirements related to or in connection with the proposed transaction have been satisfied, and all applicable federal, foreign, state or local regulatory approvals required to consummate the proposed transaction have been received.

(p)           The Shareholders shall have entered Lock-Up and Guaranty Agreements, in the forms annexed hereto as Exhibits 3(b) and 3(c), respectively.

(q)           As soon thereafter as is practicable, however, prior to January 15, 2011, the Buyer shall have received Unaudited Financial statements for the period ending December 31, 2010, prepared in accordance with GAAP.

Section 13.                      Condition of Assets.

(a)           Except as otherwise provided herein, the Fixed Assets will be sold “as is, where is and with all faults.”

(b)           It is understood and agreed that the Purchase Price has been adjusted by prior negotiation to reflect that the Fixed Assets are sold by Seller and purchased by Buyer subject to the foregoing.

Section 14.                      Risk of Loss; Damage to or Destruction of Assets.

Seller assumes all risks and liability for damage or injury occurring to the Assets by fire, storm, accident, or other casualty until the Closing has been consummated.  If the Assets sustain major or material damage during the period from and after the Signing Date and prior to the Closing caused by fire or other casualty, either Seller or Buyer may respectively elect to terminate this Agreement by written notice to the other within fifteen (15) days after notice of such event, or at Closing, whichever is earlier.  If neither Seller nor Buyer so elects pursuant to this Section 14 to terminate its obligations under this Agreement, the Closing will take place as provided herein without abatement of the Purchase Price and Seller will have no obligation of repair or replacement.

Section 15.                      Conditions Precedent to the Seller’s Obligations.  The obligations of the Seller under this Agreement are subject to the following conditions (any of which may be waived in writing in whole or in part by the Seller):

(a)           There shall not have been any breach of the representations, warranties, covenants and agreements of the Buyer or BE contained in this Agreement, and all such representations and warranties shall be true at all times at and before the Closing, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

(b)           The Buyer and BE each shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by either of them.  All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to the Seller.

(c)           The Seller shall have received a certificate dated the date of the Closing and signed by the Buyer and BE, certifying that the conditions specified in subsections (a) and (b) above have been fulfilled.

(d)           At the Closing, the Seller shall have received the Purchase Price as set forth in Sections 2 and 3 hereof.

(e)           The Seller shall have received copies of the minutes and resolutions of the Board of Directors of the Buyer and BE showing the authorization and approval by such Boards of the execution and delivery by the Buyer and BE to the Seller of this Agreement and the agreements and instruments provided for herein and of the performance of the obligations of the Buyer and BE under this Agreement and such other instruments and agreements, and evidencing the authority of each person executing this Agreement and such other instruments and agreements on behalf of each of them to do so, certified as of a recent date by each Secretary or another officer of the Buyer and BE, as the Seller may reasonably request.

(f)           The Seller shall have received a certificate of good standing from each of Buyer and BE and a certificate of incumbency identifying the officers and directors of the Buyer and BE immediately before Closing.

(g)           The Seller shall have received all documents required to be delivered to the Seller under any other provision of this Agreement.

(h)           Delivery to Seller of the  Non-Competition Agreements anticipated by Section 3(d), executed by all parties thereto.

(i)           The delivery of the Purchase Price to the Seller by the Buyer in accordance with Section 2.

(j)           Payment by Buyer of $150,000 of outstanding 3(a) indebtedness to John Pink ($100,000) and Daniela Turner ($50,000), as set forth in Section 1 above.

Section 16.                      Conditions Precedent to Obligations of Both Seller and Buyer.  The obligations of both the Seller and the Buyer to complete this transaction shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)           No Injunctions.  No action or proceeding shall have been instituted or threatened by any public authority or private person prior to the Closing before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this transaction or to recover any damages or obtain other relief as a result of this transaction.

(b)           Due Diligence.  The Seller and the Buyer shall each have been afforded the opportunity to complete their due diligence and conduct a review of the business and prospects of the other, and shall be reasonably satisfied as to such business and prospects.

(c)           Consents.  Any consent to the transaction considered by the Seller or the Buyer to be necessary or advisable under any agreement or contract, the withholding of which might have, in the judgment of the Seller or the Buyer, a material adverse effect on the financial condition of the Business, shall have been obtained.

(d)           Approval.  Approval by the respective shareholders or members (if required) and Boards of Directors or Managers, and to all requisite corporate authorizations, of the parties thereto.

Section 17.                      Termination.

(a)           This Agreement may be terminated at any time prior to the Closing Date:

(i)           By mutual written consent of the Seller, the Buyer and BE; or (ii) By the Buyer, if the Seller has materially breached any of its representations, warranties or covenants under this Agreement; or (iii) By the Seller, if the Buyer or BE has materially breached any of its representations, warranties or covenants under this Agreement, or (ii) By either party if the Closing has not occurred by January 3, 2011.

(b)           In the event of termination of this Agreement, Sections 10 (b)(ii), 11(c),  23, 24, 25, and 29 of this Agreement shall survive any such termination.

Section 18.                      Exclusivity.  Seller and its affiliates and their respective officers, directors, employees and agents shall not initiate, solicit, encourage, directly or indirectly, or accept any offer or proposal, regarding the possible acquisition by any person other than Buyer of Seller (including any material assets) and shall not (other than in the ordinary course of business as heretofore conducted) provide any confidential information regarding the Seller, its assets or business to any person other than Buyer and its representatives for a period ending the earlier of (i) January 3, 2011, or (ii) termination as set forth in paragraph 18 above (the “Exclusivity Period”), unless the Buyer and Seller mutually agree to an extension of the Exclusivity Period.

Section 19.                      Bulk Sale Act.  The Seller and the Buyer agree to waive compliance with all applicable State Bulk Sales Acts and the rules and regulations promulgated thereunder.

Section 20.                      Orderly Transfer.  The Seller shall, and hereby agrees to, cooperate with the Buyer and BE in all reasonable ways, at no direct or indirect cost to the Seller, in effecting any orderly transfer to the Buyer of the Assets to be acquired by the Buyer hereunder.

Section 21.                      Parties in Interest.  Subject to Section 32, this Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns.  Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation other than the parties hereto any rights or remedies under or by reason hereof.

Section 22.                      Entire Agreement.  This instrument, including the Schedules and Exhibits hereto, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof.  All references herein to this Agreement shall specifically include, incorporate and refer to the Schedules and Exhibits attached hereto which are hereby made a part hereof.  There are no representations, promises, warranties, covenants, undertakings or assurances (express or implied) other than those expressly set forth or provided for herein and in the other documents referred to herein.  This Agreement may not be modified or amended orally, but only by writing signed by all the parties hereto.

Section 23.                      Governing Law; Consent to Jurisdiction.  This Agreement and all rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of California, applicable to agreements made and to be performed wholly within said State, without regard to the conflicts of laws principles of such State.

Section 24.                      Expenses.  Each party hereto shall pay its own expenses and fees incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, except as hereinafter described.

Section 25.                      IRS Forms 8594.  Buyer and Seller agree to attach to their respective federal income tax returns for the taxable year in which the Closing occurs IRS Form 8594 completed consistently with the allocation of the Purchase Price agreed upon in accordance with Section 12(n).

Section 26.                      Arbitration.  Any dispute with respect to this Agreement shall be resolved by mediation and, if mediation is not successful, then by arbitration as provided herein.

The parties agree first to endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association (the “AAA”) or such other mediation service as is mutually agreeable to the parties to the dispute under either the AAA’s Commercial Mediation Rules or such other commercial mediation rules as is mutually agreeable to the parties to the dispute.  The mediation shall take place in San Francisco, California, with representatives of the parties present with full authority to negotiate a settlement.  The parties must participate in the Mediation process with a neutral mediator for at least 10 hours over at least 2 days prior to commencement of any arbitration.  If a party to the dispute refuses to participate in the mediation, the party demanding mediation may either compel mediation by seeking an appropriate order from a court of competent jurisdiction or proceed immediately to arbitration.  Thereafter, any unresolved dispute shall be settled by arbitration administered by the AAA or such other arbitration service as is mutually agreeable to the parties to the dispute in accordance with the AAA’s Commercial Arbitration Rules or such other commercial arbitration rules as is mutually agreeable to the parties to the dispute.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the resolution of the disputed matter as determined by the arbitrator(s) shall be binding on the parties.  Any such mediation or arbitration shall be conducted in San Francisco.

Any party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party pending the establishment of the arbitral tribunal, or pending the arbitral tribunal’s determination of the merits of the controversy.

The arbitrator(s) may award costs and fees to the prevailing party if, in his/her (their) discretion, the non-prevailing party did not prosecute the arbitration or settlement of the dispute in good faith.  “Costs and fees” for this purpose shall mean reasonable pre-award expenses of the arbitration, including fees for the arbitrator(s), administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys’ fees.  Except as otherwise awarded by the arbitrator(s), all costs and fees shall be borne by the party incurring such costs and fees.

The award shall be in writing and shall be signed by the arbitrator(s) and shall include a statement regarding the disposition of any statutory claim.

Section 27.                      Knowledge.  Whenever any provision of this Agreement or any agreement attached as an exhibit to this Agreement refers to the “knowledge” or the “best knowledge” of any person, such person will be deemed to have knowledge of a particular fact or other matter only if such person is actually aware of such fact or other matter.  Seller will be deemed to have “knowledge” of a particular fact or other matter only if any of the following individuals has, or at any time had, knowledge of such fact or other matter:  John Pink or Adam Sweeney.  Buyer and BE will be deemed to have knowledge of a particular fact or other matter with respect to the Business if any individual who participated in the due diligence review of the Business for or on behalf of Buyer or BE has, or at any time had, knowledge of such fact or matter.

Section 28.                      Severability.  If any part of this Agreement is held to be unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, the unenforceable, invalid or conflicting part shall, to the extent permitted by applicable law, be narrowed or replaced, to the extent possible, with a judicial construction in such jurisdiction that effectuates the intent of the parties regarding this Agreement and such unenforceable, invalid or conflicting part.  To the extent permitted by applicable law, notwithstanding the unenforceability, invalidity or conflict with applicable law of any part of this Agreement, the remaining parts shall be valid, enforceable and binding on the parties.

Section 29.                      Notices.

(a)           All notices, requests, consents and demands by the parties hereunder shall be delivered by hand, by telecopier, by recognized national overnight courier or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

(i)           if to the Seller:

Humitech of Northern California, Inc.
253 Polaris Ave.
Mountain View, CA  94043
Attn:  John Pink
Telecopier No.: (408) 904-4518

with a copy to:

Carr, McClellan, Ingersoll, Thompson & Horn
Professional Law Corporation
216 Park Road
Burlingame, CA  94010
Attention: Mark A. Cassanego, Esq.
Telecopier No.: (650) 373-3366

(ii)           if to the Buyer:

Castrovilla Energy, Inc.
2298 Horizon Bridge Parkway, Suite 205
Henderson, Nevada  89052
Attention:  Johnny R. Thomas, CEO
Telecopier No.:  (866) 314-5824

with a copy to:

Davidoff Malito & Hutcher LLP
605 Third Avenue, 34th Floor
New York, New York  10158
Attention:  Elliot H. Lutzker, Esq.
Telecopier No.:  (212) 286-1884

(b)           Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof.  Other notices shall be deemed given on the date of receipt.  Any party hereto may change the address specified herein by written notice to the other parties hereto.

Section 30.                      Amendment; Non-Waivers.  Any provision of this Agreement may be amended, if and only if, such amendment is written and signed by each party to this Agreement.  Neither any failure nor any delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any rights of such party, unless such waiver is made by a writing executed by the party and delivered to the other parties hereto, nor shall a single or partial exercise of any right preclude any other or further exercise of any other right, power or privilege accorded to any party hereto.

Section 31.                      Assignment.  This Agreement may not be assigned by any party without the prior written consent of the other parties.

Section 32.                      Disclosure.  From and after the date of this Agreement until the Closing or the termination of this Agreement, the Seller will not (i) solicit or encourage inquiries or proposals with respect to, or furnish any information relating to, or participate in, any negotiations or discussions concerning the sale of the Assets with anyone other than the Buyer; or (ii) unless otherwise required by law, neither party shall make any public announcement without prior approval of the language of such announcement by the other.

Section 33.                      Further Action.  Each of the parties hereto shall use its best efforts to take or cause to be taken, and to cooperate with the other parties hereto to the extent necessary with respect to, all action, and to do, or cause to be done, consistent with applicable law, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

Section 34.                      Headings.  The headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 35.                      Counterparts.  This Agreement may be executed and delivered in multiple counterpart copies, each of which shall be an original and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

HUMITECH OF NORTHERN CALIFORNIA, LLC
(SELLER)

By: /s/ John Pink
John Pink

Its: Member

CASTROVILLA ENERGY, INC.
(BUYER)

By: /s/ Johnny Thomas
Johnny R. Thomas, CEO

Blue Earth, Inc.

By: /s/ Johnny Thomas
Johnny R. Thomas, President